Exhibit 99.1




For immediate release
Contacts
         Investor Relations:  Theresa Schekirke, 816-792-6826
         Media Relations:  Linda Bengston, 816-792-7902


                           Ferrellgas L.P., Completes
                        Private Offering of Senior Notes

         Liberty, Mo. (July 3, 1998)--Ferrellgas L.P. announced today that it has entered into agreements for the issuance of $350 million of fixed rate Senior Notes in five series with maturities ranging from 2005 through 2013 (the Senior Notes) in a private placement to qualified institutional investors. Proceeds of the offering will be used to redeem Ferrellgas, L.P.'s outstanding 10 % Series A Fixed Rate Senior Notes on August 5, 1998, and to repay outstanding indebtedness under Ferrellgas, L.P.'s bank credit lines. A notice of redemption is being mailed today to holders of the 10 % Series A Fixed Rate Senior Notes.
         Ferrellgas Partners, L.P. (NYSE:FGP), through its operating partnership, Ferrellgas, L.P., is the second-largest retail marketer of propane in the United States, serving more than 800,000 customers in 45 states.
         The Senior Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of such act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these Senior Notes nor shall there be any sale of these Senior Notes in any state in which such offer or solicitation of sale would be unlawful prior to registration or qualification under the securities laws of any state.

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